EXHIBIT (a)(1)(f)

CALVERT IMPACT FUND, INC.

ARTICLES SUPPLEMENTARY

Calvert Impact Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND: Pursuant to authority expressly vested in the Board of Directors by Article VI of the charter of the Corporation, the Board of Directors has duly divided and classified or reclassified the authorized and unissued shares of each series of the Corporation’s Common Stock, par value $.01 per share, as follows:

Series and Class	Number of Authorized Shares

Calvert Small-Cap Fund – Class A	75,000,000
Calvert Small-Cap Fund – Class C	75,000,000
Calvert Small-Cap Fund – Class I	75,000,000

Calvert Global Energy Solutions Fund – Class A	75,000,000
Calvert Global Energy Solutions Fund – Class C	75,000,000
Calvert Global Energy Solutions Fund – Class I	75,000,000

Calvert Global Water Fund – Class A	75,000,000
Calvert Global Water Fund – Class C	75,000,000
Calvert Global Water Fund – Class I	75,000,000

Calvert Green Bond Fund – Class A	75,000,000
Calvert Green Bond Fund – Class I	75,000,000

Unallocated	1,175,000,000
TOTAL	2,000,000,000

THIRD: The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the foregoing series and any additional series of the Corporation’s Common Stock (unless provided otherwise at the time any such additional series is created):

(1) Assets Belonging to Series. All consideration received by the Corporation for the issue or sale of shares of a particular series, together with all assets in which such consideration is invested or reinvested, and all income, earnings, profits and proceeds thereof from whatever source derived, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any investment or reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series for all purposes. Such assets are herein referred to collectively as “assets associated with” that series. In the event that there are any assets that are not readily identifiable as assets associated with any series, such assets shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the series created from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any such assets so allocated to a particular series shall be assets associated with that series. Each such allocation by or under the supervision of the Board of Director shall be conclusive and binding for all purposes.

(2) Liabilities of Series. (i) The assets associated with a particular series shall be charged with all liabilities, expenses, costs, charges, fees and reserves attributable to that series, except that liabilities attributable solely to a particular class of that series shall be charged solely to that class. Such liabilities are herein referred to collectively as “liabilities of” that series. Any general liabilities, expenses, costs, charges, fees or reserves of the Corporation that are not readily identifiable as chargeable to any series shall be allocated and charged to and among any one or more of the series created from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable; and any liabilities so charged to a particular series shall be liabilities of that series. Each such allocation by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes.

(ii) Notwithstanding any other provisions of the charter of the Corporation, no dividend or distribution on the shares of any series or class, including any distribution paid in connection with the dissolution of the Corporation or termination of such series or class, nor any redemption or repurchase of the shares of such series or class, shall be effected by the Corporation other than from the assets associated with such series or class, nor shall any stockholder or former stockholder of any series or class otherwise have any right or claim against the assets held with respect to any other series or class, except to the extent that such stockholder has such a right or claim as a stockholder of such other series or class.

(iii) Without limiting the foregoing, but subject to the right of the Board of Directors to allocate liabilities as herein provided, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets associated with that series or class only, and not against the assets of the Corporation generally or any other series or class of stock; and the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Corporation generally or associated with any other series or class shall not be enforceable against the assets associated with that series or class. To the extent required by § 2-208.2 of the Maryland General Corporation Law in order to give effect to the limitation on inter-series liabilities provided by this Section 2, separate and distinct records shall be maintained for each series and class of stock and the assets associated with each series and class shall be held and accounted for separately from the other assets of the Corporation, or assets associated with any other series or class.

(3) Dividends and Distributions. Dividends and distributions on shares of a particular series may be paid with such frequency, in such form and in such amount as the Board of Directors may determine by resolution adopted from time to time, or pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine. All dividends and distributions on shares of a particular series shall be distributed pro rata in proportion to the number of shares held at the date and time of record established for the payment, except that such dividends and distributions shall appropriately reflect all liabilities of that series charged to any class thereof.

(4) Voting. On each matter submitted to a vote of the stockholders, each holder of shares shall be entitled to one vote for each share standing in his name on the books of the Corporation, irrespective of the series or class thereof, and all shares of all series and classes shall vote as a single class; provided, however, that (i) when required by the 1940 Act or the Maryland General Corporation Law, shares shall be voted by individual series or class; (ii) as to any matter that the Board of Directors has determined affects only the interests of one or more series or classes, only the stockholders of such series or classes shall be entitled to vote thereon; and (iii) as to any matter that the Board of Directors has determined does not affect the interests of one or more series or classes, only the stockholders of the one or more affected series or classes shall be entitled to vote thereon.

(5) Redemption by Stockholders. Each holder of shares of a particular series shall have the right to redeem all or any part of his shares of that series, at a redemption price equal to the net asset value per share next computed after the shares are properly tendered for redemption, less any applicable redemption fee or contingent deferred sales charge as determined by the Board of Directors. The Board of Directors may adopt requirements and procedures for the redemption of shares by stockholders. Payment of the redemption price shall be in accordance with the respective registration statement for each Fund. Notwithstanding the foregoing, the Corporation may suspend the right of holders of shares of any series to require the Corporation to redeem shares of that series, or postpone the date of payment or satisfaction upon redemption of shares of such series, during any period or at any time when and to the extent permitted by the 1940 Act.

(6) Redemption by the Corporation. To the extent and in the manner permitted by the 1940 Act and the Maryland General Corporation Law, the Board of Directors may cause the Corporation to redeem, at their current net asset value, the shares of any series held in the account of any stockholder having, because of redemptions or exchanges, an aggregate net asset value which is less than the minimum initial investment in that series specified by the Board of Directors from time to time in its sole discretion.

(7) Net Asset Value. The net asset value per share of each series and class shall be computed in accordance with the methods and procedures established by the Board of Directors from time to time in accordance with the 1940 Act. Subject to the applicable provisions of the 1940 Act, the Board of Directors may delegate any of its powers and duties with respect to the valuation of securities or other assets and the computation of net asset value per share to one or more directors or officers of the Corporation or to an investment adviser, administrator, custodian or other agent appointed for such purpose. The net asset value per share of each series and class shall be computed separately on such days and times as the Board of Directors may determine.

(8) Exchange Privilege. Subject to compliance with the 1940 Act, the Board of Directors shall have authority to provide that holders of the shares of any series or class shall be converted into, and/or have the right to exchange or convert their shares for shares of, one or more other series or classes in accordance with such requirements and procedures as may be established by the Board of Directors (or with the authorization of the Board, by the officers of the Corporation).

(9) Liquidation of Series or Classes. In the event of the liquidation of a particular series or class of such series, the stockholders of the series or class that is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets associated with that series or class over the liabilities of that series or class. The holders of shares of any particular series or class of such series shall not be entitled thereby to any distribution upon liquidation of any other series or class. The assets so distributable to the stockholders of a series or class of such series shall be distributed among such stockholders in proportion to the number of shares of that series or class of such series held by them and recorded on the books of the Corporation, except that such distribution shall appropriately reflect all liabilities of that series charged to any class thereof.

FOURTH: The foregoing amendment to the charter of the Corporation does not increase the authorized capital stock of the Corporation.

IN WITNESS WHEREOF, Calvert Impact Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 19th day of December, 2017.

CALVERT IMPACT FUND, INC.

By: /s/ Maureen A. Gemma

Maureen A. Gemma

Vice President and Secretary

ATTEST:

/s/ Katy Burke

Katy Burke

Assistant Secretary

The undersigned Vice President of Calvert Impact Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and states under penalties of perjury that, to the best of her knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

 /s/ Maureen A. Gemma

Maureen A. Gemma

Vice President and Secretary